Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

BE FOODS, INC.

Under Section 242 of the Delaware Corporation Law

Pursuant to Sections 242 of the Delaware Corporation Law of the State of Delaware, the undersigned, being the Chief Executive Officer of BE Foods, Inc., a Delaware corporation (the “Corporation”) does hereby certify the following:

FIRST:                   The name of the Corporation is: BE Foods, Inc.

SECOND:              The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on June 11, 2007.

THIRD:                  The Certificate of Incorporation of the Corporation is hereby amended to effect a change in Article First thereof, relating to the name of the Corporation, accordingly Article I of the Certificate of Incorporation shall be amended to read in its entirety as follows:

ARTICLE FIRST

“The name of the Corporation is: Birds Eye Foods, Inc.”

FOURTH:              The amendment to the Certificate of Incorporation of the Corporation effected hereby was approved by the Board of Directors of the Corporation, and by written consent of the stockholders of the Corporation.

IN WITNESS WHEREOF, the undersigned affirms as true the foregoing under penalties of perjury, and has executed this Certificate this 5th day of October 2009.

BE FOODS, INC.

By:	/s/ NEIL HARRISON
Name: Neil Harrison
Title: Chief Executive Officer